Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SUN EXPRESS GROUP, INC.

We, the undersigned, hereby associate ourselves for the purpose of becoming incorporated under the laws of the state of Florida, providing for the formation, liability, rights, privileges and immunities of a corporation for profit pursuant to Florida Statutes , Chapter 607.

ARTICLE I

The name of this corporation is Sun Express Group, Inc.

ARTICLE II

The general nature of the business and the objectives and purposes proposed to be transacted and carried on are to do any and all things related to and to carry on as provided by law.

ARTICLE III

The total number of shares of capital stock which may be issued by this corporation is One Hundred (100) shares of no par value: all of which shall be common stock and shall be fully paid and non-assessable. All such stock shall be payable in cash, property, labor or services at a just valuation to be fixed by the Board of Directors at a meeting called for that purpose.

ARTICLE IV

The amount of capital with which this corporation shall commence business is Five Hundred Dollars ($500.00) capital money paid in.

ARTICLE V

The principal place of business of said corporation shall be at 215 Fifth Street, Suite 301, West Palm Beach, Florida 33401 or at such other place as is, from time to time designated by the Board of Directors.

ARTICLE VI

The number of Directors of this corporation shall not be less than one (1) nor more than five (5).

ARTICLE VII

This corporation shall have perpetual existence.

ARTICLE VIII

The name and post office address for the first Board of Directors of this corporation who shall hold office for the first year, or until successors are chosen shall be:

NAME	Address
Guy Lindley	411 Lighthouse Drive
Palm Beach Gardens, FL 33410

William O’Neal	118 Dory Road South
North Palm Beach, FL 33408

Gerald Bush	30 Chester Road
Easton, Conn. 06612

Edward L. Reid	111 Alhambra Road
Coral Gables, FL

Harvey Rudich	1502 NE 105 Street
Miami Shores, FL 33138

ARTICLE IX

The name and post office address of each subscriber is:

NAME	SHARES	Address

William E. Eaton, Jr.	One Hundred	215 Fifth Street, Suite 301
	(100)	West Palm Beach, FL 33401

ARTICLE X

Stockholders of this corporation may enter into such stockholders and trustees agreements as they may seem fit wherein and whereby such stockholders may limit their voting rights by virtue of such stockholders and trustee agreements.

ARTICLE XI

The registered agent of this corporation to serve until such time as the corporation sees fit to name a new Registered Agent shall be WILLIAM E. EATON, JR, 215 Fifth Street, Suite 301, West Palm Beach, FL 33401.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation on the 8th day of May, 1990.

/s/ William E. Eaton, Jr.
WILLIAM E. EATON, JR

STATE OF FLORIDA

COUNTY OF PALM BEACH

BEFORE ME, the undersigned Notary Public, personally appeared WILLIAM E. EATON, JR, to me known to be the individual described in and who executed the above and foregoing Articles of Incorporation, and he acknowledged before me that he executed the same for the purpose therein expressed.

IN WITNESS WHEREOF, I have hereto set my hand and official seal this 8th day of May 1990.

/s/ Notary Public – State of Florida at Large
Notary Public – State of Florida at Large
My commission expires March 9, 1992

CONSENT TO APPOINT REGISTERED AGENT

The undersigned hereby consents to his appointment as Registered Agent of this corporation and confirms his address therein and agrees to serve in that capacity.

DATED at West Palm Beach, Florida, this 8th day of May, 1990.

/s/ William E. Eaton, Jr.
WILLIAM E. EATON, JR